EXHIBIT 5.1
                                January 16, 1996


The Board of Directors of
Regent Bancshares Corp.
1430 Walnut Street
Philadelphia, Pennsylvania 19102


Gentlemen:


      We have acted as counsel to Regent Bancshares Corp. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-2 (the "Registration Statement") relating to the offer and sale by the Company of up to 344,387 shares (the "Shares") of common stock, $.10 par value, of the Company.

     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that each of the Shares, when paid for, will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Prospectus under the caption "Legal Matters."


                                     Sincerely,

                                     Duane, Morris & Heckscher


                                     By: /s/ Frederick W. Dreher
                                         --------------------------------------
                                         A Partner